Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-261227, Form S-3 No. 333-252665, Form S-3 No. 333-226842, Form S-1 No. 333-251173, Form S-1 No. 333-237563, Form S-1 No. 333-236359, Form S-1 No. 333-236302, Form S-1 No. 333-225713, Form S-1 No. 333-221433, Form S-8 No. 333-258851, Form S-8 No. 333-246258, Form S-8 No. 333-225710 and Form S-8 No. 333-215026) of our report dated March 29, 2022, relating to the consolidated financial statements of SenesTech, Inc., for the years ended December 31, 2021 and 2020, which appear in this Annual Report on Form 10-K of SenesTech, Inc. for the year ended December 31, 2021.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
March 29, 2022